Exhibit 99.1

Distributed Energy Systems Corp.

10 Technology Drive

Wallingford, CT 06492

(NASDAQ: DESC)

Contact:
At the Company:	At The Financial Relations Board:
Investor Relations (203) 678-2355	Marilynn Meek: General Info (212) 445-8451

DISTRIBUTED ENERGY SYSTEMS CORP. ANNOUNCES

FOURTH QUARTER, YEAR END RESULTS

WALLINGFORD, CT, March 10, 2005 – Distributed Energy Systems Corp. (NASDAQ: DESC) announced today results for the fourth quarter and year ended December 31, 2004, including results for its subsidiaries Proton Energy Systems and Northern Power Systems.

Fourth Quarter Highlights:

•	Reported record revenue for the fourth quarter of $11.4 million and for the year of $22.5 million. Achieved positive gross margin for the quarter of 12%, the first quarter of significant positive margins for the company since becoming a public company. A portion of revenues recognized in the fourth quarter were anticipated for earlier quarters. Accordingly, the fourth quarter was unusually strong. Northern’s business, in particular, is likely to continue to generate significant future revenue variability from quarter to quarter. As of December 31, 2004, total signed backlog for 2005 and beyond was approximately $25 million.

•	Announced a $1.7 million project award for Northern for an on-site power system at a vegetable oil processing plant for Aarhus United USA Inc.

•	Announced a $1.9 million project award for Northern’s state-of-the art North Wind 100® wind turbines from the Alaska Village Electric Cooperative to supply renewable power for three remote communities.

•	Announced the award of two additional Connecticut Clean Energy Fund contracts for Proton’s regenerative fuel cell projects.

•	Announced Distributed Energy was named to the Deloitte Technology Fast 500 list, which recognizes North America’s fastest growing technology companies.

•	Announced two contracts worth approximately $5.0 million for Northern to provide power systems for a pipeline project on Sakhalin Island in the Russian Far East.

•	Announced a $0.8 million project award for Northern for remote power systems for a critical military application in Alaska.

•	Announce a $4.1 million project for Northern for on-site power systems at Equity Office’s 5th Avenue office building.

Other 2004 Highlights:

•	Announced the successful installation of Proton’s first HOGEN® H Series onsite hydrogen generator along with the receipt of the first two commercial orders.

•	Announced the selection of Northern Power to negotiate an $8.3 million contract with the National Renewable Energy Laboratory to develop an advanced, direct-drive wind turbine for low-wind speed sites.

•	Announced Proton’s contract award from the Naval Research Laboratory funded by the Defense Advanced Research Projects Agency for $1.1 million to continue work on advanced fuel cell development.

•	Announced Northern’s award of a contract from SC Johnson to engineer, build, and commission a $6.0 million turnkey combined heat and power system that will provide critical load support for manufacturing operations at the company’s Waxdale Plant in Racine, Wisconsin.

•	Announced Northern’s $2.0 million cooperative agreement with the U.S. Department of Energy to advance development of the company’s Northwind® 100 wind turbine.

•	Announced SHM Partners has selected Northern for the engineering, construction, and installation of a $1.9 million turnkey custom designed, on-site combined heat and power system to be located in Glendale, California.

•	Announced Proton will team with Air Products on a U.S. Department of Energy contract award for advanced high-pressure PEM hydrogen generation.

•	Announced Northern will supply high reliability remote power systems for FAA aircraft tracking systems in Alaska.

•	Announced Air Products will collaborate with Proton on two fueling stations for demonstration projects by the California South Coast Air Quality Management District.

•	Announced Proton and Emerson Network Power will collaborate on a Connecticut Clean Energy Fund project for a regenerative fuel cell demonstration system at a telecommunications site in Connecticut.

•	Announced the appointment of Mark Murray as President of Proton

Subsequent Events:

•	Announced a three-year master implementation contract with the New York Power Authority to design, engineer and install distributed generation projects estimated to be worth between $5.0 and $10.0 million.

•	Announced a contract valued at $1.2 million for Proton with the University of Nevada, Las Vegas Research Foundations for a hydrogen filling station capable of operating on solar power.

•	Announced a project to supply solar power systems for the North American Earthquake Monitoring Experiment as part of the National Science Foundation EarthScope experiment.

•	Announced a $3.1 million project with Honeywell to provide an advanced on-site combined heat and power system for the United States Postal Service Facility in San Diego.

Distributed Energy’s President Chip Schroeder commented, “In 2004, we delivered on the operational and strategic goals that we set at the end of 2003. We put Proton Energy Systems and Northern Power Systems together to form Distributed Energy Systems to respond to growing demand for products that give end users more control over the cost and reliability of their energy resources. This new combination means that our shareholders now participate in the fully commercial business of Northern while retaining the opportunity through Proton to participate in hydrogen and fuel cell markets with substantial future potential.”

“We are pleased that over the course of 2004, we fully integrated our two companies and achieved total revenues of over $22 million—a significant increase over Proton’s stand alone revenues in 2003 of approximately $3 million. We end 2004 with a record backlog of $25 million and confidence that our company will continue its strong revenue growth in 2005.”

“We expect our growth in 2005 to come both from increased revenues at Northern Power for which we have already announced several new contracts since year-end and also from Proton, where sales have been fueled by new industrial product offerings and increased sales from existing products. There is positive momentum at Distributed Energy Systems that we believe will carry us to being one of the first companies in the new distributed energy marketplace to attain profitability.”

Financial Results:

Revenues for the fourth quarter ended December 31, 2004 were $11,365,000, compared with revenues of $2,976,000 for the same period in 2003. The increase in revenues is primarily related to revenue from Northern Power subsequent to the date of acquisition as well as the recognition of previously deferred revenue related to our HOGEN products upon expiration of the product warranty. Net loss attributable to common stockholders for the fourth quarter of 2004 is $4,010,000 or $0.11 per share compared to $4,609,000 or $0.13 per share for the comparable 2003 period. The change in net loss is primarily due to the inclusion of Northern Power results subsequent to the acquisition.

Revenues for 2004 were $22,460,000 compared to revenues of $4,194,000 for 2003. The increase in revenues is primarily related to revenue from Northern Power subsequent to the date of acquisition as well as the recognition of previously deferred revenue related to our HOGEN products. Net loss attributable to common shareholders for 2004 is $22,437,000 or $0.63 per share compared to $16,768,000 or $0.50 per share for the comparable 2003 period. The increase in net loss is primarily due to an increase in general and administrative expenses resulting from the merger and a decrease in interest income resulting from decreased cash and marketable securities balances, offset by improved gross margins and a decrease in research and development expenses.

Conference Call:

The Company will host a conference call tomorrow, Friday, March 11, 2005 at 11:00 a.m. ET to discuss fourth quarter results and other matters of interest to investors and shareholders. Individuals wishing to participate in the conference call should dial (800) 218-0204. For interested individuals unable to join the call, a replay will be available through March 18, 2005 by dialing (800) 405-2236, pass code 11024859. A slide presentation and the call will also be broadcast live over the Internet and can be accessed by all interested parties at www.vcall.com or through the investors’ section of the Distributed Energy Systems website at www.distributed-energy.com.

About Distributed Energy Systems Corp.

Distributed Energy Systems Corp. (NASDAQ: DESC) creates and delivers products and solutions to the emerging decentralized energy marketplace, giving users greater control over their energy cost, quality and reliability. As the parent company of Proton Energy Systems (www.protonenergy.com) and Northern Power Systems (www.northernpower.com), Distributed Energy Systems delivers a combination of practical, ready-today energy solutions and the solid business platforms for capitalizing on the changing energy landscape. For more information visit www.distributed-energy.com.

This press release contains forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Statements contained herein concerning Distributed Energy’s goals, guidance, future revenue and profitability, financial sustainability and other statements that are not statements of historical fact may be deemed to be forward-looking information. Without limiting the foregoing, words such as “anticipates”, “believes”, “could”, “estimate”, “expect”, “intend”, “may”, “might”, “should”, “will”, and “would” and other forms of these words or similar words are intended to identify forward-looking information. Distributed Energy’s actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors. Distributed Energy disclaims any obligation to update these forward-looking statements. Factors that could cause results to differ materially from those contained in Distributed Energy’s forward-looking statements include, but are not limited to, our failure to perform contracts for customers profitably, complete development of our products, failure of our products to achieve commercial acceptance, our inability to expand our production facilities, manufacture our products at commercially acceptable costs or establish distribution relationships, the impact of competitive products, and other factors detailed in Distributed Energy’s Form 10-Q for the quarter ended September 30, 2004, and other filings Distributed Energy may make from time to time with the SEC.

Distributed Energy Systems Corp.

Financial Results

(Unaudited)

Income Statement Data:

	Quarter Ended December 31,
	2004	2003
Net revenue	$11,365,000	$2,976,000
Net cost of sales	9,978,000	3,231,000
Research and development	1,423,000	2,016,000
General and administrative	4,184,000	2,655,000

Loss from operations	(4,220,000)	(4,926,000)
Interest income, net and other	210,000	317,000

Net loss	$(4,010,000)	$(4,609,000)

Loss per share, basic and diluted	$(0.11)	$(0.13)
Weighted average shares outstanding	35,551,716	34,281,454

	Year Ended December 31,
	2004	2003
Net revenue	$22,460,000	$4,194,000
Net cost of sales	21,495,000	5,524,000
Research and development	6,253,000	7,716,000
General and administrative	17,953,000	10,024,000

Loss from operations	(23,241,000)	(19,070,000)
Interest income, net and other	804,000	2,302,000

Net loss	$(22,437,000)	$(16,768,000)

Loss per share, basic and diluted	$(0.63)	$(0.50)
Weighted average shares outstanding	35,464,988	33,829,983

Balance Sheet Data:

	December 31, 2004	December 31, 2003
Cash and marketable securities	$59,135,000	$73,848,000
Deferred costs	3,731,000	3,322,000
Total assets	124,571,000	144,031,000
Deferred revenue	4,302,000	3,557,000
Total current liabilities	16,308,000	13,636,000
Total long-term liabilities	8,829,000	9,282,000
Total stockholders’ equity	99,434,000	121,113,000
Total liabilities and stockholders’ equity	124,571,000	144,031,000

SOURCE: Distributed Energy Systems Corp.